News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2010

CHARLOTTE, NORTH CAROLINA, April 22, 2010 – Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $31.0 million, or $0.10 per diluted share, for the first quarter of 2010.  By comparison, Nucor reported a net loss of $189.6 million, or $0.60 per diluted share, in the first quarter of 2009 and earned $58.9 million, or $0.18 per diluted share, in the fourth quarter of 2009.

Nucor’s consolidated net sales increased 38% to $3.65 billion compared with $2.65 billion in the first quarter of 2009 due to a 48% increase in total tons shipped to outside customers, partially offset by a 7% decrease in average sales price per ton.  Consolidated net sales increased 24% compared with $2.94 billion in the fourth quarter of 2009 due to a 19% increase in total tons shipped to outside customers and a 5% increase in average sales price per ton.

The average scrap and scrap substitute cost per ton used during the first quarter of 2010 was $318, a decrease of 5% compared to $333 in the first quarter of 2009 and an increase of 15% from $276 in the fourth quarter of 2009.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $24.0 million in the first quarter of 2010, compared with a credit of $105.0 million in the first quarter of 2009 and a credit of $116.9 million in the fourth quarter of 2009.

The steel mill utilization rate increased to approximately 73% in the first quarter from 45% in last year’s first quarter and 58% in the fourth quarter.  As a result of this increased utilization, total energy costs decreased approximately $10 per ton from the first quarter of 2009 to the first quarter of 2010 and decreased approximately $1 per ton from the fourth quarter of 2009.

Pre-operating and start-up costs of new facilities were $50.5 million in the first quarter, primarily related to the SBQ mill in Memphis, Tennessee, and the galvanizing line in Decatur, Alabama.  By comparison, pre-operating and start-up costs were $33.2 million in the first quarter of 2009 and $48.1 million in the fourth quarter of 2009.

Our liquidity position remains strong with $2.0 billion in cash and cash equivalents and short-term investments and an untapped $1.3 billion revolving credit facility that matures in November 2012.

In February, Nucor’s board declared a cash dividend of $0.36 per share payable on May 12, 2010 to stockholders of record on March 31, 2010.  This dividend is Nucor’s 148th consecutive quarterly cash dividend, a record we expect to continue.

In March, the David J. Joseph Company (“DJJ”) acquired the assets and business of Ocala Recycling LLC, which operates four facilities in Florida, including one automobile shredder.  Production at the four yards combined totals over 100,000 tons annually.  DJJ operates the Ocala Recycling facilities as part of Trademark Metals Recycling LLC.

Subsequent to the first quarter, Nucor acquired a 50% interest in NuMit LLC, which will invest in various steel and steel related activities, both in North America and globally.  As part of the agreement, Mitsui and Co. (U.S.A.), Inc., a wholly owned subsidiary of Mitsui and Co., Ltd., contributed 100% of Steel Technologies Inc.  Steel Technologies operates 23 sheet steel processing facilities throughout the U.S., Canada and Mexico.  The transaction is not expected to result in material goodwill.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2010 (Continued)

First quarter results showed significant improvement in the operating rates at our sheet and plate mills, as well as our scrap business.  Overall, operating performance improved from the beginning of the quarter to the end of the quarter, and we expect the second quarter to be an improvement over our first quarter results.  The most challenging markets for our products continue to be those associated with residential and non-residential construction, which continue to show little, if any, strength.  This is particularly true for our downstream businesses.  We will provide additional and more quantitative earnings guidance after the midpoint between our quarterly earnings releases.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through DJJ, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties.  The words “believe,” “expect,” “project,” “will,” “should” and similar expressions are intended to identify those forward-looking statements.  Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including competition from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2009 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 22, 2010 at 2:00 p.m. eastern time.  The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2010 (Continued)

TONNAGE DATA
 (in thousands)

	Three Months (13 Weeks) Ended
	April 3, 2010	April 4, 2009	Percentage Change
Steel mills production	4,712	2,879	64%
Steel mills total shipments	4,706	2,808	68%

Sales tons to outside customers:
Steel mills	4,066	2,433	67%
Joist	59	60	-2%
Deck	68	75	-9%
Cold finished	111	80	39%
Fabricated concrete
reinforcing steel	194	208	-7%
Other	999	852	17%
	5,497	3,708	48%

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2010 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	April 3, 2010	April 4, 2009

Net sales	$3,654,842	$2,654,319

Costs, expenses and other:
Cost of products sold	3,442,047	2,778,324
Marketing, administrative and other expenses	92,594	87,379
Equity in losses of unconsolidated affiliates	18,377	37,997
Interest expense, net	37,788	32,365
	3,590,806	2,936,065
Earnings (loss) before income taxes and noncontrolling interests	64,036	(281,746)
Provision for (benefit from) income taxes	22,842	(91,221)
Net earnings (loss)	41,194	(190,525)
Earnings (loss) attributable to noncontrolling interests	10,230	(880)
Net earnings (loss) attributable to Nucor stockholders	$30,964	$(189,645)

Net earnings (loss) per share:
Basic	$0.10	$(0.60)
Diluted	$0.10	$(0.60)

Average shares outstanding:
Basic	315,461	314,319
Diluted	316,228	314,319

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2010 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	April 3, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,659,589	$2,016,981
Short-term investments	340,495	225,000
Accounts receivable, net	1,302,316	1,116,035
Inventories, net	1,624,971	1,312,903
Other current assets	534,415	511,329

Total current assets	5,461,786	5,182,248

Property, plant and equipment, net	3,963,467	4,013,836

Goodwill	1,831,294	1,803,021

Other intangible assets, net	905,143	902,922

Other assets	641,012	669,877

Total assets	$12,802,702	$12,571,904

LIABILITIES
Current liabilities:
Short-term debt	$9,075	$1,748
Long-term debt due within one year	6,000	6,000
Accounts payable	941,458	707,038
Salaries, wages and related accruals	186,885	154,997
Accrued expenses and other current liabilities	397,738	357,274

Total current liabilities	1,541,156	1,227,057

Long-term debt due after one year	3,080,200	3,080,200

Deferred credits and other liabilities	672,004	680,358

Total liabilities	5,293,360	4,987,615

EQUITY
Nucor stockholders' equity:
Common stock	149,930	149,877
Additional paid-in capital	1,688,263	1,675,777
Retained earnings	7,036,907	7,120,218
Accumulated other comprehensive loss, net of income taxes	(58,608)	(41,056)
Treasury stock	(1,510,856)	(1,514,290)
Total Nucor stockholders' equity	7,305,636	7,390,526

Noncontrolling interests	203,706	193,763

Total equity	7,509,342	7,584,289

Total liabilities and equity	$12,802,702	$12,571,904

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2010 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
 (In thousands)

	Three Months (13 Weeks) Ended

	April 3, 2010	April 4, 2009

Operating activities:
Net earnings (loss)	$41,194	$(190,525)
Adjustments:
Depreciation	127,883	119,699
Amortization	18,221	18,142
Stock-based compensation	10,396	10,225
Deferred income taxes	2,443	(51,693)
Equity in losses of unconsolidated affiliates	18,377	37,997
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(179,297)	292,398
Inventories	(303,001)	522,744
Accounts payable	232,877	(127,657)
Federal income taxes	17,566	(204,553)
Salaries, wages and related accruals	35,747	(404,173)
Other	(25,443)	(8,462)

Cash provided by (used in) operating activities	(3,037)	14,142

Investing activities:
Capital expenditures	(54,216)	(125,966)
Investment in and advances to affiliates	(80,461)	(8,468)
Repayment of advances to affiliates	48,884	-
Disposition of plant and equipment	3,046	2,234
Acquisitions (net of cash acquired)	(55,694)	-
Purchases of investments	(240,495)	-
Proceeds from the sale of investments	125,000	-

Cash used in investing activities	(253,936)	(132,200)

Financing activities:
Net change in short-term debt (exclusive of acquisitions)	7,312	(2,320)
Repayment of long-term debt	-	(175,000)
Issuance of common stock	1,462	1,028
Excess tax benefits from stock-based compensation	500	(700)
Distributions to noncontrolling interests	(294)	(49,339)
Cash dividends	(114,193)	(110,514)

Cash used in financing activities	(105,213)	(336,845)

Effect of exchange rate changes on cash	4,794	(148)

Decrease in cash and cash equivalents	(357,392)	(455,051)

Cash and cash equivalents - beginning of year	2,016,981	2,355,130

Cash and cash equivalents - end of three months	$1,659,589	$1,900,079

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com